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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                         Contact:   Robert Kamenski
                                                         Chief Financial Officer
                                                         (650) 940-4700


April 4, 2001
Mountain View, California

                      IRIDEX EXPECTS LOWER THAN ANTICIPATED
                              FIRST QUARTER RESULTS

                         UPDATED GUIDANCE GIVEN FOR 2001

     IRIDEX Corporation (NASDAQ/NMS:IRIX) announced that it expects sales for the first fiscal quarter ended March 30, 2001 will be approximately $5.6 million, $2.2 million less than expected for the quarter. As a result, the Company expects a loss from continuing operations for the first quarter of 2001 to be between $0.16 and $0.20 per share. In addition, the Company expects to take a one-time first quarter charge in connection with the discontinuation of its scientific and industrial activities in its Laser Research segment.

     "The revenue shortfall in the first quarter of 2001 is primarily due to three factors," commented Theodore A. Boutacoff, President & CEO of IRIDEX. "First, the initial commercial shipments of the Apex 800 hair removal system did not commence in the first quarter and are now planned for the second quarter of 2001. Second, sales of our ophthalmology infrared products were lower than expected due to a combination of the weakening economic conditions in the United States and uncertainties surrounding Medicare reimbursement for certain Age Related Macular Degeneration (AMD) procedures using our products. Third, key component supply difficulties delayed shipments of our DioLite and OcuLight GL and GLx laser systems."

     Mr. Boutacoff continued, "This is the first quarter in 8 years in which we will not be profitable. As a consequence, the Company is reviewing its cost structure and will take appropriate actions consistent with its revised revenue expectations. However, considering our impending launch of a new product into the hair removal market, the overall outlook for our business is still good. As such, we are expecting to maintain our headcount, but we will shift personnel into operations with growth."

     The Company now expects initial commercial shipments of the Apex to occur in the second quarter of 2001. The Company underestimated the time it would take to certify and begin manufacturing the Apex 800. Shipments made during the first quarter for market preference evaluation yielded very favorable responses from physician users.

     Domestic ophthalmology bookings during the first quarter were approximately 25% lower than expected. The company believes that lower than expected ophthalmology product sales occurred due to a combination of the weakening economic conditions in the U.S. and uncertainties surrounding



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Medicare reimbursement for certain AMD procedures. During the second half of
2000, the Health Care Financing Administration (HCFA) deferred reimbursement decisions for Transpupillary Thermotherapy (TTT) and other AMD procedures to the discretion of the medical directors for the local Medicare carriers. Favorable coverage decisions from these local carriers have taken longer than expected. The Company believes that the continued delay in Medicare reimbursement for certain AMD procedures is further impacting order placement for IRIDEX products used to perform these procedures. The Company is actively working with local Medicare carriers to resolve this issue and expects favorable resolution late in 2001. We expect that the reimbursement issues and the economic downturn together will negatively impact our U.S. ophthalmology sales for the balance of 2001, if conditions do not improve.

     The Company experienced delays in shipping its green laser systems (such as the DioLite 532 for dermatology and the OcuLight GL and GLx for ophthalmology) due to a supply shortage of a key component. As a result, the Company closed the quarter with an increased backlog for such products and related delivery devices of approximately $500,000. The Company believes that sufficient quantities of the component will be available during the second quarter to satisfy both the first quarter backlog and the second quarter production requirements.

     The Company is discontinuing the scientific and industrial activities of its Laser Research segment in order to better focus available resources on its medical applications and products. Scientific and industrial product sales for the first quarter of 2001 were insignificant. The Company expects to take an expense charge for discontinuing the scientific and industrial efforts while reporting first quarter results.

     Based on current business conditions, the Company is updating its guidance for the second quarter and fiscal 2001 for continuing operations. For the second quarter, the Company expects sales to be between $7.2 and $7.6 million with approximately break-even earnings per share. For the year 2001, the Company expects sales to be similar to fiscal 2000 and earnings from continuing operations to be slightly profitable for the year. This guidance is preliminary and will be updated in our first quarter earnings release scheduled for Tuesday, April 24, 2001.

     IRIDEX management will conduct a conference call today for those interested at 2:00 p.m. PST/5:00 p.m. EST today. The dial-in number is 800-288-8967. A recording of this call will be available for replay for five days beginning at 5:30 p.m. PST/ 8:30 p.m. EST. The number for the replay is 800-475-6701 and the access code is 580740.

     About IRIDEX

     IRIDEX Corporation is the leading worldwide provider of semiconductor-based laser systems used to treat eye diseases for ophthalmology and skin lesions for dermatology. IRIDEX products are sold in the United States through a direct sales force and internationally through 58 independent



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distributors into 74 countries. For further information, visit the Company's website at www.iridex.com.

     Safe Harbor Statement

     This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. The foregoing statements regarding anticipated results for the first fiscal quarter ended March 30, 2001, including an anticipated charge for discontinuing the scientific and industrial operations of the company's Laser Research segment, are preliminary and forward looking. Actual results could differ materially based on, among other things, the actual order and shipment rate during the remainder of the quarter and any accounting adjustments made during the quarter close. Other statements in this news release relating to future events or predictions, such as those regarding sales and earnings estimates and the Company's future performance, the timing of initial shipments of the Apex 800 and expected Apex 800 fiscal 2001 sales, the manufacturability of the DioLite 532 and OcuLight GL and GLx and the availability of certain key components to satisfy first and second quarter orders, the impact of the slowing of U.S. economy on sales, the sales impact of the Medicare reimbursement issue and the timing and resolution of the reimbursement issue could differ materially from those projected in the forward-looking statements. Risks and uncertainties to which the Company is subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships during the quarter, any delay in the final development or manufacture of the Apex 800, risks associated with manufacturing our products including the ability of a key component supplier to alter it manufacturing process to make sufficient quantity of such component available when needed, dependence on key manufacturers and suppliers, market acceptance of the Company's products including the Apex 800, the speed at which the Health Care Financing Administration (HCFA) and local carriers are willing to address AMD reimbursement issues and their internal policies regarding the matter, risks associated with bringing new products to market, competition in our markets, and dependence on international sales. Please see a detailed description of these risks contained in our Annual Report on Form 10-K for the year ended December 30, 2000 filed with the Securities and Exchange Commission.